Exhibit 99.1

Neustar Reports Results for First Quarter 2013

Expects to Purchase an Additional $250 Million of Common Stock in 2013

STERLING, VA, May 2, 2013 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, information services, financial services, retail, media and advertising sectors, today announced results for the quarter ended March 31, 2013 and affirmed its guidance for 2013. The company also announced that it plans to purchase up to $250 million of its Class A common shares beginning May 7, 2013 through December 31, 2013.

Results for First Quarter 2013 Compared to First Quarter 2012

•	Revenue increased 8% to $216.4 million

•	Non-NPAC revenue increased 10% to $107.1 million

•	Net income decreased 1% to $33.8 million, including the impact of a $10.9 million charge for the loss on debt modification and extinguishment

•	Net income per share was flat at $0.50

Non-GAAP Results for First Quarter 2013 Compared to First Quarter 2012

•	Adjusted net income increased 23% to $54.1 million, representing a 25% margin

•	Adjusted net income per share increased 25% to $0.80

“In the first quarter, we made progress on each of our 2013 priorities,” said Lisa Hook, Neustar’s president and chief executive officer. “We submitted our proposal for the NPAC contract in early April, and we remain confident in our ability to provide world class service to the communications industry. In addition, we continued to implement our strategy through targeted investments in our people and platforms, while identifying and executing on significant growth opportunities.”

Paul Lalljie, Neustar’s chief financial officer added, “The 25% increase in first quarter adjusted earnings per share demonstrated strong operating leverage and prudent cost management. Our first quarter results and leading indicators provide us with the visibility to affirm our full-year guidance. In addition, we have announced a $250 million share repurchase program that returns significant capital to our shareholders while maintaining our ability to invest in the growth of our business.”

Discussion of First Quarter Results

Consolidated revenue totaled $216.4 million, an 8% increase from $199.6 million in the first quarter of 2012. This $16.8 million increase included growth in all three of our operating segments. In particular:

•	Carrier Services revenue totaled $132.2 million, a 6% increase from $124.4 million in 2012. This increase was primarily due to a $7.5 million increase in NPAC Services revenue;

•	Enterprise Services revenue totaled $44.8 million, a 13% increase from $39.5 million in 2012. This increase was due to higher revenue in both Internet Infrastructure and Registry Services; and

•	Information Services revenue totaled $39.5 million, a 10% increase from $35.7 million in 2012. This increase was primarily due to higher revenue in Verification and Analytics Services.

Operating expense totaled $145.6 million, an 8% increase from $135.2 million in the first quarter of 2012. This increase was primarily due to the expansion of the company’s operations. In particular, stock-based compensation increased $5.1 million driven by performance-based equity that was granted to a broader employee base.

Cash, cash equivalents and investments totaled $378.2 million as of March 31, 2013, compared to $343.9 million as of December 31, 2012. The debt refinancing completed in January 2013 resulted in total debt obligations of $623.8 million as of March 31, 2013, compared to $587.3 million as of December 31, 2012. During the first quarter, the company purchased approximately 551,000 shares of common stock at an average price of $44.38 per share, for a total purchase price of $24.4 million.

Business Outlook for 2013

The company affirmed its guidance for revenue and adjusted net income provided on February 5, 2013:

•	Revenue to range from $895 million to $915 million

•	Adjusted net income to range from $220 million to $230 million

•	Adjusted net income per share to range from $3.28 to $3.43

Conference Call

As announced on April 18, 2013, Neustar will conduct an investor conference call to discuss the company’s results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company’s website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.

The conference call is also accessible via telephone by dialing (888) 437-9315 (international callers dial (719) 325-2223) and entering PIN 5300732. For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Thursday, May 9, 2013 by dialing (877) 870-5176 (international callers dial (858) 384-5517) and entering replay PIN 5300732, or by going to the Investor Relations tab of the company’s website (www.neustar.biz).

Neustar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

This press release, the financial tables and other supplemental information are available on the company’s website under the Investor Relations tab. This includes reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts.

About Neustar, Inc.

Neustar, Inc. (NYSE: NSR) is a trusted, neutral provider of real-time information and analysis to the Internet, telecommunications, information services, financial services, retail, media and advertising sectors. Neustar applies its advanced, secure technologies in location, identification, and evaluation to help its customers promote and protect their businesses. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s expectations, beliefs and business results in the future, such as its guidance. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company’s operations, modifications to or terminations of its material contracts, the financial covenants in the company’s secured credit facility and their impact on the company’s financial and business operations; the company’s indebtedness and the impact that it may have on the company’s financial and operating activities and the company’s ability to incur additional debt; the variable interest rates borne by the company’s indebtedness and the effects of changes in those rates; its ability to successfully identify and complete acquisitions, integrate and support the operations of businesses the company acquires, increasing competition, market acceptance of its existing services, its ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about risks factors, uncertainties and other potential factors that could affect the company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company’s most recent Annual Report on Form 10-K and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2013
	(unaudited)
Revenue:
Carrier Services	$124,373	$132,171
Enterprise Services	39,485	44,779
Information Services	35,724	39,466

Total revenue	199,582	216,416
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	44,898	49,297
Sales and marketing	38,353	42,260
Research and development	7,724	7,484
General and administrative	20,993	21,882
Depreciation and amortization	22,706	24,665
Restructuring charges	522	2

	135,196	145,590

Income from operations	64,386	70,826
Other (expense) income:
Interest and other expense	(8,193)	(17,562)
Interest and other income	229	141

Income before income taxes	56,422	53,405
Provision for income taxes	22,460	19,641

Net income	$33,962	$33,764

Net income per share:
Basic	$0.51	$0.51

Diluted	$0.50	$0.50

Weighted average common shares outstanding:
Basic	67,205	66,184

Diluted	68,478	67,614

NEUSTAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2012	2013
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$340,255	$376,675
Restricted cash	2,543	2,549
Short-term investments	3,666	1,564
Accounts receivable, net	131,805	144,319
Unbilled receivables	6,372	6,612
Notes receivable	2,740	2,619
Prepaid expenses and other current assets	17,707	20,344
Deferred costs	7,379	7,291
Income taxes receivable	6,596	—
Deferred tax assets	6,693	8,497

Total current assets	525,756	570,470

Property and equipment, net	118,513	113,723
Goodwill	572,178	572,178
Intangible assets, net	288,487	276,115
Notes receivable, long-term	1,008	406
Deferred costs, long-term	702	600
Other assets, long-term	20,080	26,979

Total assets	$1,526,724	$1,560,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,269	$2,926
Accrued expenses	85,424	59,767
Income taxes payable	—	6,167
Deferred revenue	49,070	48,387
Notes payable	8,125	7,971
Capital lease obligations	1,686	1,105
Other liabilities	3,856	2,844

Total current liabilities	157,430	129,167

Deferred revenue, long-term	9,922	10,061
Notes payable, long-term	576,688	614,271
Capital lease obligations, long-term	817	422
Deferred tax liabilities, long-term	114,130	117,487
Other liabilities, long-term	21,129	21,592

Total liabilities	880,116	893,000

Stockholders’ equity:
Common stock	86	87
Additional paid-in capital	532,743	550,709
Treasury stock	(604,042)	(634,879)
Accumulated other comprehensive loss	(767)	(798)
Retained earnings	718,588	752,352

Total stockholders’ equity	646,608	667,471

Total liabilities and stockholders’ equity	$1,526,724	$1,560,471

Reconciliation of Non-GAAP Financial Measures

In this press release and in other public statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below are reconciliations of the non-GAAP financial measures from the most directly comparable GAAP financial measure. These reconciliations should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income

The following is a reconciliation of net income to adjusted net income for the three months ended March 31, 2012 and 2013 and the year ending December 31, 2013. Management believes that this measure enhances investors’ understanding of the company’s financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies.

	Three Months Ended		Year Ending December 31, 2013 (1)
	March 31,
	2012	2013
	(in thousands, except per share data) (unaudited)
Revenue	$199,582	$216,416	$905,000

Net income	$33,962	$33,764	$162,500
Add: Stock-based compensation	3,901	8,957	42,000
Add: Amortization of acquired intangible assets	12,572	12,372	49,000
Add: Loss on debt modification and extinguishment (2)	—	10,886	11,000
Less: Adjustment for provision for income taxes (3)	(6,557)	(11,848)	(39,500)

Adjusted net income	$43,878	$54,131	$225,000

Adjusted net income margin (4)	22%	25%	25%

Adjusted net income per diluted share	$0.64	$0.80	$3.36

Weighted average shares outstanding - diluted	68,478	67,614	67,000

(1)	The amounts expressed in this column are current estimates of the results for the full year as of the date of this press release. This reconciliation is based on the midpoint of the revenue guidance.
(2)	Amount represents loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility.
(3)	Adjustment reflects the estimated tax effect of adjustments for stock-based compensation expense, amortization of acquired intangible assets and loss on debt modification and extinguishment based on the effective tax rate for the applicable period.
(4)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Reconciliation of Net Income to Adjusted EBITDA

The following is a reconciliation of net income to adjusted EBITDA for the three months ended March 31, 2012 and 2013. Management believes that the inclusion of adjusted EBITDA is appropriate to provide additional information to debt holders about its operating performance and its ability to satisfy certain debt obligations.

	Three Months Ended March 31,
	2012	2013
	(in thousands, unaudited)
Net income	$33,962	$33,764
Add: Provision for income taxes	22,460	19,641
Add: Interest expense	8,613	6,565
Add: Depreciation and amortization	22,706	24,665
Add: Non-cash other (income) and expense, net (1)	(420)	111
Add: Stock-based compensation	3,901	8,957
Add: Restructuring charges	522	2
Add: Other adjustments (2)	—	10,975
Less: Interest income	(229)	(141)

Adjusted EBITDA	$91,515	$104,539

(1)	Amounts represent (gain) loss on foreign currency transactions, realized gains on available-for-sale investments and (gain) loss on asset disposals.
(2)	Amount represents the loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility and certain non-capitalized charges incurred in connection with the company’s financing activities.

Contacts

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Kim Hart (202) 533-2934 Kim.Hart@neustar.biz